As filed with the Securities and Exchange Commission on January 30, 2001
                                                      Registration No. 333-47148
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                               -----------------

                                 AMENDMENT NO. 1
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------


                                  VIZACOM INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                    22-3270045
  (State or other jurisdiction
of incorporation or organization)           (I.R.S. Employer Identification No.)


        GLENPOINTE CENTRE EAST, 300 FRANK W. BURR BOULEVARD, 7TH FLOOR,
                           TEANECK, NEW JERSEY 07666
                                 (201) 928-1001
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                VINCENT DISPIGNO
                                    PRESIDENT
                                  VIZACOM INC.
                             GLENPOINTE CENTRE EAST
                           300 FRANK W. BURR BOULEVARD
                                    7TH FLOOR
                            TEANECK, NEW JERSEY 07666
                                 (201) 928-1001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                              NEIL M. KAUFMAN, ESQ.
                             KAUFMAN & MOOMJIAN, LLC
                   50 CHARLES LINDBERGH BOULEVARD - SUITE 206
                          MITCHEL FIELD, NEW YORK 11553
                                 (516) 222-5100

                               -----------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               -----------------

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed           Proposed
                                                            maximum             maximum            Amount of
Title of each  class of               Amount to          Offering price        aggregate          registration
securities  to be  registered        be registered          per unit        offering price            fee

Common stock . . . . . . . . . .      5,205,300           $   .69  (1)      $3,591,657  (1)        $898

Common stock (2) . . . . . . . .       323,500            $   .25           $   80,875             $20

Common stock (2) . . . . . . . .       100,000            $   .50           $   50,000             $13

Common stock (2) . . . . . . . .       500,000            $  1.00           $  500,000             $125

Common stock (2) . . . . . . . .        59,000            $   .7812         $   46,091             $12

Common stock (2) . . . . . . . .        13,000            $   .8438         $   10,969             $3

TOTAL. . . . . . . . . . . . . .                                                                   $952 (3)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock on January 25, 2001.

(2) Such shares of common stock are issuable upon the exercise of warrants described in the Selling Securityholders section of this registration statement. The registration fee for such securities has been calculated based on the respective exercise prices of such warrants.

(3) $119 of the aggregate registration fee of $1,071 was previously paid with the original filing of this registration statement on October 2, 2000.

                                   -----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JANUARY 30, 2001


                             PRELIMINARY PROSPECTUS



                                  VIZACOM INC.

                        6,200,800 SHARES OF COMMON STOCK



     This prospectus uses the "shelf" registration process. It covers 6,200,800 shares of our common stock owned by certain of our stockholders. The shares include 5,205,300 shares of our common stock that are currently outstanding and 995,500 shares of our common stock underlying warrants. These stockholders are referred to as the "selling securityholders" in this prospectus. The shares may be offered and sold from time to time by selling securityholders and any pledgees and donees of the shares and warrants. Information regarding the identities of the selling securityholders, the manner in which they acquired their shares and warrants and the manner in which the shares are being offered and sold is provided in the "Selling securityholders" and "Plan of distribution" sections of this prospectus.


        We will not receive any of the proceeds from the sale of the shares. We will receive the exercise price, if any, upon exercise of the warrants. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for commissions. We estimate these expenses to be $85,000.


     Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "VIZY" and listed on the Boston Stock Exchange under the symbol "VZM." On January 25, 2001, the closing price of our common stock as reported by Nasdaq was $.6563 per share.

                               -----------------

     THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" COMMENCING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO PURCHASE ANY OF THE SECURITIES.

                               -----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

          The date of this prospectus is                  , 2001
                                         -----------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     THE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.


                      WHERE YOU CAN FIND MORE INFORMATION

     Government filings. We are subject to the information reporting requirements of the Securities Exchange Act of 1934. As such, we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These reports, proxy statements and other documents may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. You may also obtain copies of such material by mail from the public reference facilities of the SEC's Washington, D.C. offices, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on their public reference facilities. In addition, the SEC maintains a world wide web site that contains reports, proxy and information statements and other information regarding companies, including us, that file electronically with the SEC. The address of the SEC's web site is "http://www.sec.gov."

     Stock market. Our common stock is listed on The Nasdaq SmallCap Market and the Boston Stock Exchange. Material filed by us can also be inspected and copied at the offices of Nasdaq, at 1735 K Street, N.W., Washington, D.C. 20006, and the Boston Stock Exchange, at 100 Franklin Street, Boston, Massachusetts 02110.

     Vizacom. Our SEC filings are also available to you at our web site at "http://www.vizacom.com." The other information contained on this website or any other website is not part of this prospectus. The Internet addresses contained in this paragraph and elsewhere in this prospectus are inactive textual references only. Further, we will provide you without charge, upon your request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents.

Requests for such copies should be directed to:


                                  Vizacom Inc.
                    Attention: Investor Relations Department
                             Glenpointe Centre East
                           300 Frank W. Burr Boulevard
                                    7th Floor
                            Teaneck, New Jersey 07666
                        Telephone number: (201) 928-1001

     Information incorporated by reference. The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that:

     -     incorporated documents are considered part of this prospectus,
     - we can disclose important information to you by referring you to those documents, and
     - information that we file after the date of this prospectus with the SEC will automatically update and supersede information contained in this prospectus and the registration statement.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     1. our Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1999;

     2. Amendment No. 1 on Form 8-K/A to our Current Report on Form 8-K (Date of Report: February 15, 2000), filed with the SEC on April 17, 2000;

     3. our Current Report on Form 8-K (Date of Report: February 28, 2000), filed with the SEC on March 3, 2000;

     4. Amendment No. 1 on Form 8-K/A to our Current Report on Form 8-K (Date of Report: March 9, 2000), filed with the SEC on April 17, 2000;

     5. Amendment No. 1 on Form 8-K/A to our Current Report on Form 8-K (Date of Report: March 27, 2000), filed with the SEC on April 17, 2000;

     6.    our Quarterly Report on Form 10-QSB, for the quarter ended March 31,
           2000;

     7. our Current Report on Form 8-K (Date of Report: June 12, 2000), filed with the SEC on June 21, 2000;

     8.    our Quarterly Report on Form 10-QSB, for the quarter ended June 30,
           2000;

     9. our Current Report on Form 8-K (Date of Report: August 17, 2000), filed with the SEC on September 1, 2000;

     10. our Quarterly Report on Form 10-QSB, for the quarter ended September 30, 2000;


     11. our Current Report on Form 8-K (Date of Report: January 10, 2001), filed with the SEC on January 11, 2001;


     12. Amendment on Form 10-KSB/A to our Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1999, filed with the SEC on January 30, 2001;


     13. our Current Report on Form 8-K (Date of Report: January 15, 2001), filed with the SEC on January 30, 2001; and

     14. the description of the common stock contained in our Registration Statement on Form 8-A, declared effective on December 6, 1995, including any amendment(s) or report(s) filed for the purpose of updating such description.


                                  RISK FACTORS

     THE SECURITIES OFFERED IN THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE ANY OF THE SECURITIES. PRIOR TO MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS.

WE HAVE INCURRED LOSSES TO DATE AND THERE IS NO ASSURANCE THAT WE WILL BECOME PROFITABLE.

     We have been unprofitable since our inception in July 1992 and may continue to incur operating losses for the foreseeable future. For the nine months ended September 30, 2000, we had a loss of approximately $6,715,000. For the year ended December 31, 1999, we had a net loss attributable to common stockholders of approximately $5,683,000. For the year ended December 31, 1998, we had a loss of approximately $2,407,000. Our operating losses may increase as we:

     -     develop  our  interactive   e-commerce   services  business,
     -     develop,  produce and distribute additional  products and services,
     -     de-emphasize   other   products  and   services,
     - implement our growth strategy, which is expected to include investments required to accelerate the growth of acquired companies,

     - restructure our operations to focus on our core U.S. interactive e-commerce services business, and

     -     operate in a multi-currency marketplace.

     No assurance can be given that we will ever become profitable nor, if we obtain profitability, that we would thereafter maintain profitability.

WE HAD A WORKING CAPITAL DEFICIT AT SEPTEMBER 30, 2000 AND BELIEVE WE WILL NEED TO RAISE ADDITIONAL CAPITAL.

     We had a working capital deficiency of approximately $2,851,568 at September 30, 2000. We believe that over the next twelve months, we will need to raise at least $2,000,000 to meet currently anticipated liquidity and capital expenditure requirements. We intend to seek additional financing through one or more debt, equity, or convertible securities offerings, through the sale of assets or through a merger or acquisition. There can be no assurance that we will be successful in completing any such financings or other transactions, or that the terms of any such financings or other transactions will be beneficial to us or our stockholders.


OUR RESTRUCTURING PLAN MAY NOT BE SUCCESSFUL.


     In January 2001, we began implementing a plan to restructure our operations and management team. We have decided to move our principal executive offices to the Bohemia, New York offices of our PWR Systems, Inc. subsidiary and to close down our Teaneck, New Jersey office as part of an effort to significantly reduce our expenses. We also plan to dispose of certain assets which may include our Serif Software and international businesses in order to focus on our core U.S. interactive solutions and systems integration business.


     We have taken these actions pursuant to a plan that is intended to result in improving our operating results. We believe that, by continuing to develop and enhance our U.S. interactive and e-solutions business and eliminating excess overhead costs, including those associated with overseas operations, we can establish a positive cash flow and enhance our focus on core business objectives; however, no assurance can be given that the restructuring plan will be implemented successfully or otherwise yield the desired results.

WE HAVE LIMITED EXPERIENCE AS AN E-COMMERCE MARKETER AND SERVICE PROVIDER.

     Our historical operations have been as a developer and marketer of software products, primarily visual communication applications. We have only within the last year focused our resources on competing in the e-commerce services market. This has been primarily accomplished by our acquisitions during 2000, including Renaissance Multimedia, Inc. and PWR Systems Inc. Accordingly, there is little historical information on which you can base an evaluation of our new businesses and prospects.

     As an e-commerce services company, we face risks and uncertainties that are different than the risks and uncertainties we faced and continue to face with our software operations. To address these new risks and uncertainties, we must, among other things, do the following:

     - continue to raise working capital to be able to compete effectively in the e-commerce services market with well-funded competition,
     -     attract, integrate, retain and motivate qualified personnel,
     -     maintain  and enhance our brands,
     -     successfully execute our business acquisition and marketing strategy,

     -     continue to develop   and  upgrade  our technology and  information
           processing systems,
     -     provide superior customer service, and
     -     respond to competitive developments.

     We may be unable to accomplish one or more of these things, which could cause our business to suffer. In addition, accomplishing one or more of these things may be very expensive, which could adversely affect our ability to achieve profitability and thereafter operate profitably.

WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

     Our business strategy includes making strategic acquisitions of other companies or businesses, including e-commerce solutions providers, web site designers, systems integrators and other firms. Our continued growth will depend on our ability to identify and acquire, on acceptable terms, companies that complement or enhance our businesses. The competition for acquisition candidates is intense and we expect this competition to increase. There is no assurance that we will identify and successfully compete for appropriate acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all. Further, we may not be able to realize the anticipated results of future acquisitions. In implementing our acquisition growth strategy, we may encounter:
     -     costs associated with incomplete acquisitions,
     - expenses, delays and difficulties of integrating acquired companies into our existing organization,
     - the impact of amortizing goodwill and other intangible assets of acquired companies on our statement of income,
     - dilution of the interest of existing stockholders if we issue our stock in making acquisitions or if we sell our stock to raise cash for acquisitions,
     -     diversion of management's attention,
     - increases in our expenses in order to advertise and promote acquired companies and their and our products and services,
     -     unusual impacts on our financial condition due to the timing
           of   acquisitions,   and
     - expenses of any undisclosed or potential legal liabilities of an acquired company.

     Any of these matters could have a material adverse effect on our business, results of operations and financial condition.

ACQUISITIONS   COULD  RESULT  IN  OPERATING   DIFFICULTIES   AND  OTHER  HARMFUL
CONSEQUENCES TO US.

     If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products. The process of integrating the operations of any acquisition, may create unforeseen operating difficulties and expenditures and is itself risky.

     To the extent we use cash consideration for acquisitions in the future, we may need to obtain additional financing which may not be available on favorable terms or at all. To the extent our management must devote significant time and attention to the integration of technology, operations, businesses and personnel as a result of these acquisitions, our ability to service current customers and attract new customers may suffer. In addition, our senior management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our operating units, including future acquisitions. We could also experience financial or other setbacks if any of the acquired businesses experience unanticipated problems. Further, we may experience disputes with the sellers of acquired businesses and may fail to retain key acquired personnel. In addition, we may experience a decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects, or the direction of the business.

     Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in the incurrence of debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, each of which could have a material adverse effect on our operating results and financial position.

FAILURE TO OBTAIN IRS CLOSING AGREEMENT COULD RESULT IN LARGE TAX PAYMENT.

     On November 29, 2000, we applied to the Internal Revenue Service for a closing agreement regarding the dual consolidated losses of our Software Publishing Corporation subsidiary. Such closing agreement would avoid SPC's being required to recognize a tax of approximately $8 million on approximately $24.5 million of SPC's pre-acquisition dual consolidated losses. We believe that we have demonstrated to the IRS that we meet the requirements for a closing agreement and that the IRS will agree to provide us with one. However, no assurance can be given that the IRS will agree to the closing agreement or if so, when, and any failure to do so could result in the recognition of this tax liability. Should such a closing agreement be obtained, in certain circumstances, a future acquirer of SPC may also be required to agree to a similar closing agreement in order to avoid the same tax liability, to the extent it is able to do so. This could have a material adverse effect on our future ability to sell SPC. The report of our auditors covering our December 31, 1999 consolidated financial statements contains a paragraph emphasizing these dual consolidated losses.

WE MAY BE DELISTED FROM THE NASDAQ STOCK MARKET.

     On December 1, 2000, we received correspondence from The Nasdaq Stock Market stating that our stock may be delisted from trading on or about March 1, 2001 if the minimum bid price of our common stock does not equal or exceed $1.00 for a minimum of ten consecutive trading days. If our stock does not satisfy Nasdaq's listing requirements before then, we may attempt to seek review of Nasdaq's decision to delist our stock, or may apply for quotation of our common stock on any other organized market on which the common stock may be eligible for trading. A delisting of our common stock from Nasdaq could have an adverse effect on the market price of our common stock and the ability and capacity of persons to acquire or sell shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward- looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Potential risks and uncertainties include, among other things, such factors as:


     -     the market acceptance and amount of sales of our products and services,
     - the success of our internet and other interactive e-commerce solutions businesses, such as web site design and systems integration,
     - our success in integrating the operations of acquired companies into a coordinated and complementary operation,
     -     our  ability  to   successfully   divest  our  Software  and
           international operations,
     - the competitive environment within the industries in which we operate,
     -     our ability to raise additional  capital,
     -     our  ability  to  attract  and  retain qualified  personnel,
     -     business and consumer trends, and
     - the other factors and information disclosed and discussed in other sections of this prospectus.

     Investors should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares by the selling securityholders will belong to the individual selling securityholders. We will not receive any of the proceeds from the sale of the shares; however, we will receive the exercise price, if any, of the warrants upon their exercise. We expect to utilize any such amounts received upon the exercise of the warrants for general corporate and working capital purposes.


                           PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the Nasdaq SmallCap Market under the symbol "VIZY" since August 2, 1999. Our common stock traded on the Nasdaq SmallCap Market under the symbol "SPCOD" from May 28, 1998 through June 24, 1998, under the symbol "SPCOC" from October 23, 1998 through January 14, 1999, and otherwise from January 28, 1997 through August 1, 1999 under the symbol "SPCO." Our common stock also has traded on the Boston Stock Exchange under the symbol "VZM" since August 2, 1999 and under the symbol "SPO" from January 20, 1997 through August 1, 1999. The following table sets forth the range of high and low closing prices for our common stock for the periods indicated as derived from reports furnished by The Nasdaq Stock Market, adjusted to reflect our one-for-three reverse stock split effective on May 27, 1998. Such adjustment has been made by multiplying the closing prices by three and does not necessarily reflect the prices for our common stock had such reverse stock split occurred prior to the periods indicated. The information reflects inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                        High            Low
                                                        ----            ---
Fiscal 1998
-----------
First quarter . . . . . . . . . . . . . . . . .        2-13/16         1-1/2
Second quarter  . . . . . . . . . . . . . . . .        3               1-3/8
Third quarter . . . . . . . . . . . . . . . . .        1-5/8             5/8
Fourth quarter. . . . . . . . . . . . . . . . .        1-1/8             9/16

Fiscal 1999
-----------
First quarter . . . . . . . . . . . . . . . . .        1-31/32          15/16
Second quarter. . . . . . . . . . . . . . . . .        4-7/16         1-21/32
Third quarter . . . . . . . . . . . . . . . . .        4-1/4          2-1/4
Fourth quarter. . . . . . . . . . . . . . . . .        4              2-1/8

Fiscal 2000
-----------
First quarter . . . . . . . . . . . . . . . . .        9-3/4          3
Second quarter. . . . . . . . . . . . . . . . .        6-1/4          2-1/8
Third quarter . . . . . . . . . . . . . . . . .        2-15/16        1-1/32
Fourth quarter. . . . . . . . . . . . . . . . .        1-5/16           7/32


Fiscal 2001
-----------
First quarter (through January 25, 2001)  . . .         13/16           1/4


    As of January 25, 2001, the closing price of our common stock as reported on Nasdaq was $.6563. As of the close of business on January 25, 2001, we had approximately 750 stockholders of record. We estimate, based upon surveys conducted by our transfer agent in connection with our 2000 Annual Meeting of Stockholders, that we have approximately 5,000 beneficial holders of our common stock.

     The market for our common stock is highly volatile. The trading price of our common stock could widely fluctuate in response to, among other things:

     -     quarterly variations in our operating and financial results,
     - announcements of technological innovations or new products by us or our competitors,
     -     changes  in  prices  of our  products  or  our  competitors'
           products and  services,
     -     changes in the product and services mix of our sales,
     - changes in our revenue and revenue growth rates as a whole or for individual geographicareas, business units, products or product categories,
     -     responses to our  strategies  concerning e-commerce and the Internet,
     -     additions  or  departures   of  key   personnel,
     - announcements of technological innovations or new services by us or our competitors,
     - changes in financial estimates, opinions or ratings by securities analysts,
     -     conditions  or trends in the Internet and online commerce industries,
     - changes in the market valuations of other Internet or e-commerce service companies,
     -     developments in Internet regulations,
     - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,
     - sales of our common stock or other securities in the open market, and
     -     other  events or factors that may be beyond our control.

     The stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

                                 DIVIDEND POLICY

     We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.


                            SELLING SECURITYHOLDERS

     An aggregate of 6,200,800 shares, including 995,500 shares issuable upon exercise of the warrants, may be offered for sale and sold pursuant to this prospectus by the selling securityholders. The shares are to be offered by and for the respective accounts of the selling securityholders and any pledgees or donees of the selling securityholders. We have agreed to register all of the shares under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling securityholders. We will not receive any proceeds from the sale of the shares by the selling securityholders, except for the exercise price, if any, paid in connection with the exercise of the warrants.

     Information with respect to the selling securityholders and the shares is set forth in the following table as of January 29, 2001. None of the selling securityholders has had any material relationship with us within the past three years, except as noted in the following table.



                                                                                          Amount and nature of
                                                                                          beneficial ownership
                                                       Shares            Number of          of common stock
                                                     owned prior      shares offered         after sale of
                                                       to sale           hereby             the securities
                                                    -------------     --------------      --------------------
Selling securityholder                                                                     Number     Percent
----------------------                                                                     ------     -------
Joshua A. Ader (1) . . . . . . . . . . . . . . .       60,000            60,000             -0-         -0-
Alberdale & Co. (2). . . . . . . . . . . . . . .      182,036           182,036             -0-         -0-
Bader & Garrin Diamond Co.(3)(4)  . . . . . . . .      51,111            40,000            11,111        *
Vincent DiSpigno (5)(6). . . . . . . . . . . . .    1,041,113           285,088           756,025       4.0%
H.D. Brous & Co., Inc. (7) . . . . . . . . . . .       32,000            32,000             -0-         -0-
Helaba (Schweiz) Landesbank
    Hesaen-Thuringen AG (8). . . . . . . . . . .       65,000            65,000             -0-         -0-
Hannah Fischer (3) . . . . . . . . . . . . . . .       51,111            40,000            11,111        *
John Georgallas (3). . . . . . . . . . . . . . .      211,111           200,000            11,111        *
Alan Grad (3). . . . . . . . . . . . . . . . . .      100,000           100,000             -0-         -0-
Steven Gurewitsch (3). . . . . . . . . . . . . .      100,000           100,000             -0-         -0-
Hyperbaric Solutions, Inc. (3) . . . . . . . . .       70,000            70,000             -0-         -0-
Joel Katz Keogh (3). . . . . . . . . . . . . . .      200,000           200,000             -0-         -0-
Simon Korn (3) . . . . . . . . . . . . . . . . .       51,111            40,000            11,111        *
Mark E. Leininger (9). . . . . . . . . . . . . .      303,333           300,000             3,333        *
Pershing Keen Nominees Limited (10) . . . . . . .      224,720           224,720             -0-         -0-
David N. Salav (6)(11) . . . . . . . . . . . . .    1,041,113           285,088           756,025       4.0%
Salomon Grey Financial
    Corporation (12) . . . . . . . . . . . . . .    1,250,000         1,250,000             -0-         -0-
Lee Shapiro (13) . . . . . . . . . . . . . . . .       23,500            23,500             -0-         -0-
SOS Resource Services, Inc. (14) . . . . . . . .      500,000           500,000             -0-         -0-
Squire International S.A. (3)  . . . . . . . . .      122,222           100,000            22,222        *
STL Capital Partners, LLC (3). . . . . . . . . .      200,000           200,000             -0-         -0-
Sunrise Financial Group, Inc. (15) . . . . . . .       50,000            50,000             -0-         -0-
Target Capital Corp (16) . . . . . . . . . . . .    1,493,368         1,233,368           260,000        *
Isaac Tessler and Miriam Tessler
    TEN ENT (3). . . . . . . . . . . . . . . . .      125,000           100,000            25,000        *
Triple Crown Consulting Ltd. (17). . . . . . . .      200,000           200,000             -0-         -0-
Morgan J. Wilbur (18). . . . . . . . . . . . . .      220,000           220,000             -0-         -0-
Yitz Grossman Charitable Trust (3) (19). . . . .      133,987           100,000            33,987        *
--------------

                                       12

(1) The shares offered by this were issued pursuant to an advisory agreement between us and him, dated as of December 27, 2000.

(2) The shares offered by the selling securityholder include an aggregate of 22,000 shares issuable upon the exercise of currently exercisable five-year warrants issued to this selling securityholder, 9,000 of which have an exercise price of $.7812 per share, and 13,000 of which have an exercise price of $.8438 per share. The $.7812 warrants were issued to this selling securityholder pursuant to an agreement with us, dated June 8, 2000, as amended, pursuant to which this selling securityholder introduced us to various potential strategic partners. The $.8438 warrants were issued to this selling securityholder pursuant to its placement agent agreement with us, dated January 20, 2000, as amended. The shares offered by the selling securityholder also includes 14,036 shares of common stock issued in May 2000 in lieu of fees in connection with our acquisition of Junction 15 and 146,000 shares issued pursuant to an agreement, dated January 24, 2000, in lieu of all additional amounts owed to this selling securityholder pursuant to the June 8, 2000 agreement as of such date.

(3) Purchased the offered shares at $.25 per share in a private placement in January 2001.

(4) Number of shares owned by this selling securityholder includes 11,111 shares owned by Clifford Garrin and David Bader, TEN COM.

(5) This selling securityholder is our president, one of our directors and the chief executive officer of PWR Systems.

(6) The shares offered by this selling securityholder include 285,088 shares issued to him in December 2000 pursuant to post-closing adjustments to the purchase price originally paid to him in March 2000 in connection with our acquisition of PWR Systems. Subject to stockholder approval, we plan to issue an additional 456,450 shares to this selling securityholder to complete such adjustments. The number shares owned by the selling securityholder includes 21,025 shares issuable upon conversion of principal
     and interest under  convertible   promissory  note  acquired  by  him  in
     connection with our acquisition of PWR Systems and do not include 144,167 shares of common stock issuable upon the exercise of options owned by him, 90,833 of which are exercisable within 60 days.

(7) The shares offered by this selling securityholder were issued pursuant to an agreement, dated January 22, 2001, in payment of all accrued fees owing to this selling securityholder pursuant to the financial advisory and investment banking agreement, dated April 7, 1999 between us and it.

(8) Purchased the offered shares at $4.45 per share in a private placement which commenced in March 2000.

(9) This selling securityholder was our president, chief executive officer and a director, and is currently a consultant to us. The shares offered by him were issued pursuant to a

                                       13


     settlement and general release agreement, dated as of January 15, 2001. The number of shares owned by this selling securityholder does not include 636,250 shares of common stock issuable upon exercise of options owned by him, 523,643 of which are exercisable within 60 days.

(10) Acquired the 224,720 shares offered for sale as an assignee of an entity which acquired the shares at $4.45 per shares in a private placement which commenced in March 2000.

(11) Selling securityholder is our vice president, chief information officer and one of our directors and the president of PWR Systems.

(12) Represents 450,000 shares issued to this selling securityholder and an aggregate of 600,000 shares issuable upon the exercise of three-year warrants issued pursuant to a financial advisory and investment banking agreement between it and us, dated as of January 2, 2001. 200,000 of the warrants have an exercise price of $.25 per share and are immediately exercisable, 100,000 of the warrants have an exercise price of $.50 per share and become exercisable on February 15, 2001, 100,000 of the warrants have an exercise price of $1.00 per share and become exercisable on June 30, 2001, and 200,000 of the warrants have an exercise price of $1.00 and become exercisable on December 31, 2001. Also includes an additional 200,000 shares purchased for $.25 per share in a private placement in January 2001.

(13) Represents 23,500 shares issuable upon the exercise of currently exercisable three-year warrants with an exercise price of $.25 per share, issued to this selling securityholder for services as a finder.

(14) Represents 300,000 shares issued to this selling securityholder and 200,000 shares issuable upon the exercise of three-year warrants, 100,000 of which are immediately exercisable and have an exercise price of $.25 per share and 100,000 of which become exercisable on July 15, 2001 and have an exercise price of $1.00 per share. These shares and warrants were issued to this selling securityholder pursuant to a consulting agreement dated January 15, 2001.

(15) Represents  an aggregate of 50,000  shares  issuable upon exercise of
     immediately exercisable   five-year   warrants  issued  to  this  selling
     securityholder, with an exercise price of $.7812 per share These warrants were issued to this selling securityholder pursuant to the termination of its investor relations retainer agreement with us, as evidenced by an agreement dated November 10, 2000.

(16) The shares offered by this selling securityholder were issued to it in lieu of cash payments to which it was entitled as of December 31, 2000, pursuant to its consulting agreement with us dated as of December 17, 1998, as amended. Number of shares owned by this selling securityholder includes 260,000 shares of common stock issuable upon the exercise of warrants owned by it but does not include any shares beneficially owned by the Yitz Grossman Charitable Trust.

                                       14

(17) The shares offered by this selling securityholder were issued to it pursuant to a consulting agreement between it and us, dated as of December 31, 2000.

(18) The shares offered by this selling securityholder were issued to him pursuant to a financial advisory agreement between us and him, dated as of November 28, 2000.

(19) Number of shares owned by this selling securityholder includes
     11,765 shares of common stock issuable upon the exercise of warrants owned by it, but does not include any of the shares beneficially owned by Target Capital Corp.
---------------
     * Less than one percent.


                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be sold by the selling securityholders or by pledgees and donees of the selling securityholders for their respective own accounts, subject to any applicable escrow or lock-up agreement with us. We will receive none of the proceeds from this offering, except the exercise price, if any, paid in connection with the exercise of the warrants. The selling securityholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.


     The distribution of the shares by the selling securityholders is not subject to any underwriting agreement. The selling securityholders may sell their shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or by private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling securityholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the selling securityholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.

     Any shares covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus, subject to any applicable escrow or lock-up agreement with us.

     The 995,500 shares offered by this prospectus upon the exercise of the warrants will be issuable in accordance with the terms of the warrants. Among other things, the warrants provide that, upon surrender at our principal offices of a certificate evidencing the warrants, with the annexed form to exercise the warrant duly executed, together with payment of the exercise price of the warrant so exercised, the registered holder of a warrant or such holders assigned will be entitled to receive a certificate for the shares so purchased.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock currently consists of 60,000,000 shares of common stock, $.001 par value per share, 1,939,480 shares of serial preferred stock, par value $.001 per share, of which 1,500 shares have been designated Class A preferred stock, 1,000 shares have been designated as Class C preferred stock and 100,000 shares have been designated junior participating preferred stock, and 60,520 shares of Class B voting preferred stock, Series A, par value $.001 per share.

     The following description of our capital stock is subject to and qualified by our certificate of incorporation and by-laws which are included as exhibits to our registration statement of which this prospectus forms a part and by applicable provisions of Delaware Law.

COMMON STOCK

     As of January 29, 2001, there were 18,930,818 shares of our common stock outstanding held of record by approximately 5,000 beneficial stockholders. Our common stock is currently listed on The Nasdaq SmallCap Market under the trading symbol "VIZY" and also traded on the Boston Stock Exchange under the symbol "VZM." Holders of our common stock are entitled to one vote for each share owned on all matters submitted to a vote of stockholders. Holders of our common stock also are entitled to receive cash dividends, if any, declared by our board of directors out of funds legally available therefor, subject to the rights of any holders of preferred stock. Holders of our common stock do not have subscription, redemption, conversion or preemptive rights. Each share of our common stock is entitled to participate pro rata in any distribution upon liquidation, subject to the rights of holders of preferred stock.


     Holders of our common stock are entitled to elect all of our directors. Our board of directors consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders of our common stock do not have cumulative voting rights, which means that the holders of more than half of the shares voting for the election of a class of directors can elect all of the directors of such class and in such event the holders of the remaining shares will not be able to elect any of such directors.

CLASS A 14% CUMULATIVE NON-CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A

     Holders of our Class A preferred stock are entitled to (a) cumulative dividends of $140 per share per annum, payable semi-annually on June 30 and December 31 of each calendar year, commencing on June 30, 1999, (b) a liquidation preference of $1,000 per share and (c) the right to elect one director in the event we fail to tender in full three consecutive semi-annual dividend payments. In addition, we have the right to redeem the Class A preferred stock, in part or whole, at any time, upon payment of $1,300 per share of Class A preferred stock plus any accrued and unpaid dividends on the Class A preferred stock so redeemed. We currently have no shares of Class A preferred stock outstanding.

CLASS B VOTING PREFERRED STOCK

     Holders of Class B preferred stock are entitled to ten votes on each matter subject to stockholder approval. Holders of our Class B preferred stock also are entitled to vote together with holders of our common stock on all matters, other than, pursuant to the Delaware General Corporation Law, with respect to proposals to increase the number, par value or powers, preferences or special rights of authorized shares of our common stock. Shares of Class B preferred stock have no right to dividends and have a liquidation preference of $.001 per share. We currently have no shares of Class B voting preferred stock issued and outstanding.

CLASS C 11% CUMULATIVE NON-CONVERTIBLE REDEEMABLE PREFERRED STOCK, SERIES A

     Holders of shares of Class C preferred stock are entitled to (a) cumulative dividends of $110 per share per annum, payable semi-annually on June 30 and December 31 of each calendar year, commencing on June 30, 1999, (b) a liquidation preference of $1,000 per share and (c) the right to elect one director in the event we fail to tender in full three consecutive semi-annual dividend payments. In addition, we have the right to redeem the Class C preferred Stock, in part or whole, at any time, upon payment of $1,000 per share of Class C preferred Stock plus any accrued and unpaid dividends on the Class C preferred stock so redeemed. We currently have no shares of Class C preferred stock outstanding.

JUNIOR PARTICIPATING PREFERRED STOCK

     The junior preferred stock has preferential voting, dividend and liquidation rights over our common stock. On March 31, 1998, we declared a dividend distribution, payable on April 30, 1998, of one preferred share purchase right on each share of our common stock. Each right, when exercisable, entitles its registered holder to purchase from us one one-thousandth of a share of junior preferred stock at a price of $1.00 per one one-thousandth of a share (subject to adjustment). The one one-thousandth of a share is intended to be the functional equivalent of one share of our common stock. The rights will not be exercisable or transferable apart from our common stock until an acquiring person, as defined in our rights agreement with American Stock Transfer & Trust Company, acquires 20% or more of the voting power of our common stock or announces a tender offer that would result in 20% ownership. We are entitled to redeem these rights, at $.001 per right, any time before a 20% position has been acquired. Under certain circumstances, including the acquisition of 20% of our common stock, each right not owned by a potential acquiring person will entitle its holder to purchase, at the right's then-current exercise price, shares of our common stock having a market value of twice the right's exercise price. Holders of a right will be entitled to buy stock of an acquiring person at a similar discount if, after the acquisition of 20% or more of our voting power, we are involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or we sell 50% or more of our assets or earning power to another person. The rights expire on April 20, 2008. We currently have no shares of junior preferred stock outstanding.

SERIAL PREFERRED STOCK

     Our board of directors is authorized by our certificate of incorporation to issue up to 1,939,480 shares of one or more series of serial preferred stock, including the 1,500 authorized shares of Class A preferred stock, 1,000 authorized shares of Class C preferred stock and 100,000 authorized shares of junior preferred stock. Except for the Class A preferred stock, Class C preferred stock and junior preferred stock, no shares of serial preferred stock have been authorized for future issuance by our board. In addition, we have no present plans to issue any such shares, except with respect to the issuance of 100,000 shares of junior preferred stock upon the occurrence, if ever, of events requiring their issuance. In the event that our board of directors does issue additional shares of serial preferred stock, it may exercise its discretion in establishing the terms of such serial preferred stock. In the exercise of such discretion, our board of directors may determine the voting rights, if any, of the series of serial preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of serial preferred stock; to have more or less voting power per share than that possessed by our common stock or other series of serial preferred stock; and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by our board when creating the particular series thereof before the holders of our common stock are entitled to receive anything. Serial preferred stock authorized by our board of directors could be redeemable or convertible into shares of any other class or series of our capital stock.

     The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of serial preferred stock could be used to discourage or prevent efforts to acquire control of us through the acquisition of shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005. American Stock Transfer's telephone number is (212) 936-5100.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 1999, and for the two years then ended, have been incorporated by reference from our amendment on Form 10-KSB/A to our Annual Report on Form 10-KSB for the year ended December 31, 1999 in this prospectus and in the registration statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, on their audit of our financial statements, and, in part, on the report of Ernst & Young, independent auditors of the financial statements of one of our wholly owned subsidiaries, Serif (Europe) Limited, as of December 31, 1999 and for the two years then ended, incorporated by reference herein, given upon the authority of these firms as experts in accounting and auditing. The report of Richard A. Eisner & Company, LLP covering the December 31, 1999 consolidated financial statements also contains explanatory paragraphs discussing a federal income tax matter and the reissuance of the report of independent auditors on the 1999 financial statements of Serif (Europe) Limited.


     The combined financial statements of P.C. Workstation Rentals, Inc. (d/b/a PWR Systems) and Storageland, Inc. as of December 31, 1999 and 1998 and for the two years then ended, incorporated by reference from our Annual Report on Form 10- KSB for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, given upon the authority of this firm as experts in accounting and auditing.

     The consolidated financial statements of Renaissance Computer Art Center, Inc. as of December 31, 1999, and for the year then ended, have been incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 1999 in this prospectus and in the registration statement in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, given upon the authority of this firm as experts in accounting and auditing.

     The financial statements of Junction 15 as of December 31, 1999, and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Silver Levene, independent auditors, given upon the authority of this firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by Kaufman & Moomjian, LLC, Mitchel Field, New York. Neil M. Kaufman, Esq., our Chairman of the Board and a member of Kaufman & Moomjian, LLC, owns 56,737 shares of our common stock and options to purchase 390,000 shares of our common stock. In addition, another member of Kaufman & Moomjian, LLC owns 2,500 shares of our common stock and options to purchase 33,000 shares of our common stock.

================================================================================



PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.


                                -----------------


                                TABLE OF CONTENTS


Where you can find more information. . . . . . . . . . . . . . . . . . . . . 2
Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Forward-looking statements . . . . . . . . . . . . . . . . . . . . . . . . . 8
Use of proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Price range of common stock. . . . . . . . . . . . . . . . . . . . . . . . . 9
Dividend policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Selling securityholders. . . . . . . . . . . . . . . . . . . . . . . . . . .11
Plan of distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Description of capital stock . . . . . . . . . . . . . . . . . . . . . . . .16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Legal matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19



================================================================================

================================================================================






                                6,200,800 SHARES











                                  VIZACOM INC.



                                -----------------

                                   Prospectus

                                -----------------







                                           , 2001
                                ----------




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee . . . . . . . . . . . . . . . . . . . . .  $  1,099.00
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . .     5,000.00*
Accounting Fees and Expenses . . . . . . . . . . . . . . . . .    45,000.00*
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . .    25,000.00*
Printing and Engraving . . . . . . . . . . . . . . . . . . . .     6,000.00*
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .     2,901.00*
     Total . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 85,000.00*
--------------
*   Estimated



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the fullest extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit, or if a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of the Registrant are covered by officers' and directors' liability insurance. The policy coverage is $3,000,000, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $200,000. The Registrant has entered into Indemnification Agreements with each of its executive officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.


ITEM 16. EXHIBITS.


Number    Description
------    -----------
 3.1 Composite of Certificate of Incorporation of the Company, as amended to date. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Date of Report: July 1, 1999) (Commission File Number: 1-14076), filed with the Commission on July 15, 1999).
 3.2      By-laws of the Company, as amended.  (Incorporated by reference to
          Exhibit 3.3 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 16, 1998).
 4        Specimen Common Stock Certificate.  (Incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 15, 1998).
 5        Opinion and consent of Kaufman & Moomjian, LLC.
 23.1     Consent of Ernst & Young.
 23.2     Consent of Richard A. Eisner & Company, LLP.
 23.3     Consent of Silver Levene.
 23.4     Consent of Deloitte & Touche, LLP.
 23.5 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5).
 24 Powers of Attorney (set forth in the "Signature" page to this Registration Statement).



ITEM 17.  UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
         (a) include any prospectus required by Section 10(a)(3) of the Securities Act;
         (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
         (c) Include any additional or changed material information on the plan of distribution;
     provided, however, the undertakings set forth in clauses (1)(a) and (1)(b) above shall not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.


     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Teaneck, State of New Jersey, this 30th day of January, 2001.

                                                  VIZACOM INC.


                                       By:    /s/ Vincent DiSpigno
                                           ----------------------------------
                                                Vincent DiSpigno
                                                   President

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed on January 30, 2001 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Vincent DiSpigno, with full power of substitution, his true and lawful attorney-in-fact and agent to do any and all acts and things in his name and on his behalf in his capacities indicated below which Mr. DiSpigno may deem necessary or advisable to enable Vizacom Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for him in his name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.



   /s/ Vincent DiSpigno        President and Director
----------------------------   (Principal Executive Officer)
     Vincent DiSpigno


   /s/ Alan W. Schoenbart      Vice President - Finance, Chief Financial Officer
----------------------------   (Principal Accounting and Financial Officer)
    Alan W. Schoenbart


   /s/ Marc E. Jaffe           Director
----------------------------
    Marc E. Jaffe


   /s/ David N. Salav          Director, Vice President and Chief Information
----------------------------   Officer
    David N. Salav


----------------------------   Director
Norman W. Alexander


   /s/ Neil M. Kaufman         Chairman, Secretary and Director
----------------------------
      Neil M. Kaufman


   /s/ Francis X. Murphy       Director
----------------------------
   Francis X. Murphy

                          EXHIBIT INDEX


Number    Description
------    -----------
 3.1 Composite of Certificate of Incorporation of the Company, as amended to date. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (Date of Report: July 1, 1999) (Commission File Number: 1-14076), filed with the Commission on July 15, 1999).
 3.2      By-laws of the Company, as amended.  (Incorporated by reference to
          Exhibit 3.3 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 16, 1998).
 4        Specimen Common Stock Certificate.  (Incorporated by reference to
          Exhibit 4.1 to the Company's Annual Report on Form 10-KSB (Commission File Number: 1-14076), for the year ended December 31, 1997, filed with the Commission on April 15, 1998).
 5        Opinion and consent of Kaufman & Moomjian, LLC.
 23.1     Consent of Ernst & Young.
 23.2     Consent of Richard A. Eisner & Company, LLP.
 23.3     Consent of Silver Levene.
 23.4     Consent of Deloitte & Touche, LLP.
 23.5 Consent of Kaufman & Moomjian, LLC. (Included in legal opinion filed as Exhibit 5).
 24 Powers of Attorney (set forth in the "Signature" page to this Registration Statement).